Exhibit 2.1.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of November 23, 2009 by and among Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), United Refining Energy Corp., a Delaware corporation (“Parent”) and Chaparral Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and Chaparral are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Parties entered into that certain Agreement and Plan of Reorganization, dated October 9, 2009 (the “Purchase Agreement”).

B. Each of the Parties wishes to amend the Purchase Agreement as provided herein.

NOW THERFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

Section 2. Amendments to Purchase Agreement.

2.1 Section 1.3(a) is hereby amended and restated to read as follows:

“(a) At the Effective Time, by virtue of the Merger and without any action on the part of Chaparral or the holders of any securities of Chaparral, all of the Chaparral Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an aggregate of sixty one million five hundred thousand (61,500,000) shares of common stock (the “Stock Consideration”) of Parent, par value $0.0001 per share (“Parent Common Stock”). At the Closing, all of the Stock Consideration shall be issued in the name of the stockholders of Chaparral of record immediately prior to the Closing (individually, a “Chaparral Stockholder” and collectively, the “Chaparral Stockholders”) in accordance with the allocation set forth on Exhibit B attached hereto, of which (i) fifty one million five hundred thousand (51,500,000) shares of the Stock Consideration shall be distributed to the Chaparral Stockholders in accordance with the allocation set forth on Exhibit B attached hereto (the “Distributed Shares”), and (ii) ten million (10,000,000) shares of the Stock Consideration (the “Escrow Shares”) shall be escrowed in accordance with the allocation set forth on Exhibit B attached hereto and (A) five million (5,000,000) of the Escrow Shares shall be held to cover any indemnification claims of Parent or Merger Sub against Chaparral pursuant to Section 5.3 of this Agreement (the “Indemnification Shares”) and (B) all Escrow Shares shall be subject to forfeiture and cancellation in the event the Escrow Shares are not earned pursuant to Section 1.5(a) of this Agreement.”

2.2 Section 1.3(c) is hereby amended and restated to read as follows:

“(c) All Chaparral Common Stock shall, by virtue of the Merger and without any action on the part of the Chaparral Stockholders, be automatically cancelled and shall cease to exist, and each Chaparral Stockholder shall cease to have any rights with respect thereto, except the right to receive the Stock Consideration, sometimes referred to herein as the “Merger Consideration”.”

2.3 Section 1.3(d) is hereby amended and restated to read as follows:

“(d) Each Chaparral Stockholder shall enter into a “lock-up” agreement substantially in the form set forth on Exhibit C attached hereto (a “Lock Up Agreement”) pursuant to which such Chaparral Stockholder shall agree, for a period of one year from the Closing Date with respect to the Distributed Shares, and six months from the date such Escrow Shares are no longer subject to the Securities Escrow

Agreement Amendment, that such Chaparral Stockholder shall neither, on his, her or its own behalf or on behalf of Persons, family members or trusts affiliated with or controlled by him, her or it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Stock Consideration issued to such Chaparral Stockholder.”

2.4 Section 1.4 is hereby deleted in its entirety and restated to read as follows:

“[Intentionally Omitted]”.

2.5 Section 1.5 is hereby amended and restated to read as follows:

“1.5 Escrow Shares and Sponsor Earn-Out Sharebrs.

(a) At the Effective Time, the Escrow Shares shall be deposited with Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), and the terms of the Securities Escrow Agreement dated December 11, 2007 (the “Securities Escrow Agreement”) by and among Parent, United Refining, Inc. (the “Sponsor”) and Escrow Agent shall be amended and restated to (1) include Chaparral as a party to such amended agreement, and (2) provide that in the event (x) Chaparral maintains uninterrupted compliance with the covenants of its then-existing credit facility throughout the 12-month period up to and including stock price measurement period, and (y) the daily average of open, high, low and closing price of the Parent Common Stock exceeds $15.00 per share for 30 trading days within any 60 consecutive trading days at any time during the period from the Closing Date through the sixth anniversary of the Closing Date, the Chaparral Stockholders shall be entitled to receive from escrow the Escrow Shares, to the extent the Escrow Shares are not used to satisfy any indemnification obligations pursuant to Section 5.3 of this Agreement, in accordance with the allocation set forth on Exhibit B (the “Securities Escrow Agreement Amendment”). The release of Escrow Stock hereunder to shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulation Section 1.483-4(b) example (2) using the 3-month test rate of interest provided for in Treasury Regulation Section 1.1274(a)(1)(ii) employing the semi-annual compounding period. As to each release to each former Chaparral Stockholder, shares representing the principal component (with a value equal to the principal component) and shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

(b) At the Effective Time, the Securities Escrow Agreement Amendment shall also provide that (1) 4,270,000 shares of the 11,250,000 shares of Parent Common Stock owned by the Sponsor and currently escrowed pursuant to the Securities Escrow Agreement (the “Sponsor Shares”) shall be released from escrow at Closing to the Sponsor, (2) 2,812,500 of the Sponsor Shares will be subject to forfeiture and cancellation in the case the event set forth in Section 1.5(a)(2) herein shall not have occurred (the “Sponsor Earn-Out Shares”) and (3) the remaining 4,167,500 Sponsor Shares shall be forfeited and cancelled as of the Closing Date, and the Sponsor shall cease to have any rights with respect thereto. All of the Sponsor Earn-Out Shares will be released from escrow to the Sponsor at such time as the condition to the release of the Escrow Shares, as set forth in Section 1.5(a)(2) hereof, shall have been satisfied and without regard to the status of any Indemnification Shares used to cover indemnification claims. The Securities Escrow Agreement Amendment shall provide that it is a condition to the release from escrow of any Sponsor Earn-Out Shares that the Sponsor enter into a Lock Up Agreement pursuant to which the Sponsor shall agree, for a period of six months from the date of release of such shares from escrow, that the Sponsor shall not on its own behalf or on behalf of Persons or trusts affiliated with or controlled by it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Sponsor Earn-Out Shares then-released to the Sponsor.”

2.6 Section 2.14(a) (excluding items (i) through (xv) thereunder which remain unchanged) is hereby amended and restated to read as follows:

“Except for such Chaparral Material Contracts that Chaparral has filed with the Securities and Exchange Commission (the “SEC”) as a material contract as required by Item 601(b)(10) of Regulation S-K, Section 2.14 of the Chaparral Disclosure Schedules sets forth a list of, and Chaparral has made available to Parent, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument to which Chaparral or any Subsidiary is a party or by which Chaparral or any Subsidiary is bound as of the date hereof (each, a “Chaparral Material Contract”) that:”

2.7 Section 2.19(a)(viii) is hereby amended and restated to read as follows:

“(viii) mortgages or other liens under Chaparral’s Fifth Amendment to Seventh Restated Credit Agreement, dated as of May 21, 2009, by and among Chaparral, Chaparral Energy, L.L.C., as Borrower Representative for the Borrowers, JP Morgan Chase Bank, N.A., as Administrative Agent, and the Lender parties thereto (the “Chaparral Credit Agreement”).”

2.8 The second paragraph of Section 5.3(a) is hereby amended and restated to read as follows:

“The Securities Escrow Agreement Amendment shall further provide that the value of each Indemnification Share for purposes of paying any claim for indemnification under this Section 5.3(a) shall be equal to the price used to determine whether the Chaparral Stockholders have earned the Escrow Shares pursuant to Section 1.5(a)(2)(y) of this Agreement, howsoever calculated. Any Indemnification Shares remaining after reduction for Damages paid pursuant to this Section 5.3(a), if any, will remain subject to the provisions of Section 1.5(a) of this Agreement.”

2.9 Section 5.7(b) is hereby amended and restated to read as follows:

“(b) duly call, give notice of, convene and hold a special meeting of the warrantholders of Parent (the “Warrantholder Meeting”) for the purposes of considering certain amendments to the terms of the Warrant Agreement dated December 11, 2007, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), covering all of the Warrants (the “Warrantholder Proposal”, and collectively with the Stockholder Matters, the “Proxy Matters”). The terms of any amendment to the Warrant Agreement to allow for the Warrantholder Proposal must be approved by a majority in interest of the Warrants (the “Required Warrantholder Vote”) and must be mutually agreeable to Parent and Chaparral. Parent shall cause its investment bankers listed on Section 3.21 of the Parent Disclosure Schedule to keep Chaparral regularly apprised of the status of the negotiations with respect to the Warrantholder Proposal and any expected or anticipated terms and conditions of the Warrantholder Proposal.”

2.10 Section 6.1(b) is hereby amended and restated to read as follows:

“(b) Warrantholder Proposal. Parent shall have received the Required Warrantholder Vote pursuant to Parent’s proxy statement filed with the SEC (the “Proxy Statement”) to allow for the amendment of the Warrant Agreement to reflect the Warrantholder Proposal on such terms as shall be mutually agreeable to Parent and Chaparral.”

2.11 Section 6.2(k) is hereby deleted and amended and restated to read as follows:

“(k) Securities Escrow Agreement Amendment. Parent shall have received a copy of the Securities Escrow Agreement Amendment duly executed by Chaparral and the Escrow Agent.”

2.12 Section 6.3(n)(ii)(y) is hereby amended and restated to read as follows:

“(y) the Escrow Shares and Sponsor Earn-Out Shares, as applicable, issued and released from escrow pursuant to the Securities Escrow Agreement Amendment to the Chaparral Stockholders and Sponsor, in accordance with Section 1.5 of this Agreement, and”.

2.13 Exhibit B of the Purchase Agreement is hereby amended and restated to read as follows:

	Beneficial Ownership of Chaparral Before Transaction	Percentage Ownership of Chaparral Shares	Beneficial Ownership of Parent After Transaction	Beneficial Ownership of Escrow Shares
Fischer Investments, L.L.C.	372,500	42.5%	21,874,288	4,247,435
Altoma Energy, GP	224,500	25.6%	13,183,295	2,559,863
CHK Holdings, LLC	280,000	31.9%	16,442,417	3,192,702

Total	877,000	100.0%	51,500,000	10,000,000

2.14 All references to “Earn-Out Shares” in Exhibit C of the Purchase Agreement shall refer to “Escrow Shares”.

2.15 Section 3 of Exhibit C of the Purchase Agreement is hereby amended and restated to read as follows:

“Lock-Up Period. For the purposes hereof, the “Lock-Up Period” shall mean (i) with respect to all of the United Shares which constitute the Distributed Shares (as such term is defined in the Merger Agreement), the period beginning on the Closing Date (as such term is defined in the Merger Agreement) and ending on the date that is the one year anniversary of the Closing Date and (ii) with respect to all of the United Shares that constitute Escrow Shares or Sponsor Earn-Out Shares (as such terms are defined in the Merger Agreement), the period beginning on the date on which such Escrow Shares or Sponsor Earn-Out Shares, as applicable, are deemed released and ending on the date that is the six month anniversary of such date.”

2.16 Section 4(a) of Appendix E of the Purchase Agreement is hereby amended and restated to read as follows:

“(a) Shares Available. Subject to adjustment as provided in Section 4(c), the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be up to 8,900,000 Shares. If any Award is exercised, paid, forfeited, terminated or canceled without the delivery of Shares, then the Shares covered by such Award, to the extent of such payment, exercise, forfeiture, termination or cancellation, shall again be Shares with respect to which Awards may be granted. Awards will not reduce the number of Shares that may be issued pursuant to the Plan if the settlement of the Award will not require the issuance of Shares, as, for example, an Other Stock-Based Award that can be satisfied only by the payment of cash.”

2.17 A new Section 12 shall be added to Exhibit F of the Purchase Agreement to read as follows:

“12. Equal Terms. The terms and conditions of Sections 2, 3(a), 3(b), 5, 6, 7, 9 and 10 of each of the Agreements for John A. Catsimatidis and Mark A. Fischer shall be identical.”

Section 3. References. All references in the Purchase Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Purchase Agreement, as amended by this Amendment.

Section 4. Effect of Amendment; Effectiveness of Amendment. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement (including all schedules and exhibits thereto) shall remain in full force and effect in all respects.

Section 5. Governing Law; Jurisdiction. This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware. The Parties hereby: (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Amendment brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, Merger Sub, and Chaparral agrees that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Each of Parent, Merger Sub, and Chaparral irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Amendment, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 6. Counterparts. This Amendment may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment No. 1 to Agreement and Plan of Reorganization to be signed and delivered by its respective duly authorized officer as of the date first above written.

CHAPARRAL ENERGY, INC.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chairman, President & CEO

UNITED REFINING ENERGY CORP.

By:	/s/ John A. Catsimatidis
Name:	John A. Catsimatidis
Title:	Chairman and Chief Executive Officer

CHAPARRAL SUBSIDIARY, INC.

By:	/s/ John A. Catsimatidis
Name:	John A. Catsimatidis
Title:	Chairman, President and Chief Executive Officer